Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kirby Corporation:

We consent to the use of our reports dated February 28, 2012, with respect to the consolidated balance sheets of Kirby Corporation and consolidated subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Houston, Texas

October 25, 2012